RUBY TUESDAY, INC. AND SUBSIDIARIES

	EXHIBIT 21

	SUBSIDIARIES OF REGISTRANT


   (a)  The Registrant has no parent.

   (b) The Registrant's subsidiaries and their jurisdictions of each organization are as follows (100% of voting securities of each subsidiary owned by the Registrant):

Delaware:

    Morrison International, Inc.


Texas:
    Tias, Inc.

In addition to the subsidiaries listed above, the Registrant has a minority ownership in several operating subsidiaries and several wholly-owned and minority interests in non-operating subsidiaries created solely for the purpose of holding certain licenses.